Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Memorial Production Partners GP LLC and
Unitholders of Memorial Production Partners LP:

We consent to the incorporation by reference in the registration statement on Form S‑8 (No. 333‑178493), Form S‑3 (No. 333‑187055), Form S‑3 (No. 333‑189449), Form S‑3 (No. 333‑198560), and Form S‑3 (No. 333‑199312), of Memorial Production Partners LP of our report dated April 21 2015, with respect to the supplemental consolidated and combined balance sheets of Memorial Production Partners LP as of December 31, 2014 and 2013, and the related supplemental consolidated and combined statements of operations, equity, and cash flows for each of the years in the three‑year period ended December 31, 2014, which report appears in the Current Report on Form 8-K dated April 21, 2015.

As discussed in Note 1 to the supplemental consolidated and combined financial statements, the balance sheet and related statements of operations, equity, and cash flows have been prepared on a combined basis of accounting.

/s/ KPMG LLP

Dallas, Texas
April 21, 2015